                  Supplement to Agency Agreement
                  ------------------------------

     Supplement to Agency Agreement ("Supplement") made as of April 1, 1993 by and between the registered investment company executing this document (the "Fund") and Investors Fiduciary
Trust Company ("Agent").

     WHEREAS, the Fund and Agent are parties to an Agency
Agreement ("Agency Agreement") dated January 1, 1989, as supplemented from time to time;

     WHEREAS, Section 5.A. of the Agency Agreement provides that the fees payable by the Fund to Agent thereunder shall be as set forth in a separate schedule to be agreed to by the Fund and Agent; and

     WHEREAS, the parties desire to reflect in this Supplement the revised fee schedule for the Agency Agreement as in effect as of the date hereof;

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein provided, the parties agree as follows:

     1. The revised fee schedule for services provided by Agent to the Fund under the Agency Agreement as in effect as of the date hereof is set forth in Exhibit A attached hereto.

     2.   This Supplement shall become a part of the Agency
Agreement and subject to its terms and shall supersede all previous fee schedules under such agreement as of the date hereof.

     IN WITNESS WHEREOF, the Fund and Agent have duly executed this Supplement as of the day and year first set forth above.

                              KEMPER MONEY MARKET FUND


                              By: /s/ John E. Peters
                                 --------------------------------
                              Title: Vice President


                              INVESTORS FIDUCIARY TRUST COMPANY

                              By: /s/ Allen R. Strain
                                 --------------------------------
                              Title: SVP

                                EXHIBIT A
                                ---------

                               FEE SCHEDULE
                               ------------

Transfer Agency Function              Fee Payable by Fund
------------------------              -------------------
1.   Annual open shareholder          $8.00 per year per account.
     account fee.

2.   Annual closed shareholder        $6.00 per year per account.
     account fee.

3.   Establishment of new             $4.00 per new account.
     shareholder account.

4.   Payment of dividend.             $.40 per dividend payment
                                      per account.

5.   Process non-ACH purchase         $.55 per transaction.
     or redemption of shares
     transaction.

6.   Process ACH purchase or          $.15 per transaction.
     redemption of shares
     transaction.

7.   Non-monetary transactions        $1.20 per year per open
     fee.                             account.

8.   All other shareholder            $1.25 per transaction.
     inquiry, correspondence and
     research transactions.

9.   Disaster recovery fee.           $.40 per year per open and
                                      closed account.

The out-of-pocket expenses of IFTC will be reimbursed by Fund in accordance with the provisions of Section 5 of the Agency
Agreement.